Exhibit 99.1

4800 Montgomery Lane Suite 800 Bethesda, MD 20814	t (240) 497-9024 f (240) 627-4121	www.nwbio.com NASDAQ: NWBO

NW Bio Enters First 180-Day Grace Period

Relating To Non-Compliance With Nasdaq $1.00 Per Share Bid Requirement

Progress Also Reported On Additional Nasdaq Compliance Issue

BETHESDA, MD, June 30, 2016 – Northwest Biotherapeutics (NASDAQ: NWBO) (“NW Bio”), a U.S. biotechnology company developing DCVax® personalized immune therapies for solid tumor cancers, announced it had filed an 8-K today relating to two outstanding Nasdaq issues, including progress on a remediation plan relating to certain prior stock issuances.

On June 24, 2016, Northwest Biotherapeutics, Inc. (the “Company”) received a written notice (the “Notice”) from Nasdaq Staff that the Company is not in compliance with Nasdaq Listing Rule 5550(a)(2), as the minimum bid price of the Company’s common stock has been below $1.00 per share for 30 consecutive business days.

The Notice has no immediate effect on the Nasdaq listing of the Company’s common stock. The Company has a period of 180 days, or until December 21, 2016, to regain compliance with the minimum bid price requirement. To regain compliance, the closing bid price of the Company’s common stock must meet or exceed $1.00 per share for at least 10 consecutive business days during this 180-day period.

In the event the Company does not regain compliance by December 21, 2016, the Company may be eligible for second 180-day grace period if it meets the initial listing standards, with the exception of the bid price and market value of publicly held shares requirements, for The Nasdaq Capital Market and provides written notice to Nasdaq of its intention to cure the deficiency during the second compliance period, by effecting a reverse stock split, if necessary. If the Company does not regain compliance within the allotted compliance period(s), certain further procedures may also be available to the Company.

The Company intends to monitor the closing bid price of its common stock on an ongoing basis, and consider a range of available options to regain compliance with the share price listing standard. The Company could remedy the deficiency, either now or at a later date, through a reverse stock split. However, the Company currently plans to regain compliance by focusing on progress in its multiple operational programs.

The Company has also made progress towards the remediation of an outstanding Nasdaq compliance issue relating to certain prior stock issuances. The Company has been engaged in ongoing dialog with Nasdaq Staff, and has submitted a remediation plan, relating to certain past stock issuances to Cognate BioServices, Inc. (“Cognate”) which the Nasdaq Staff had previously notified the Company did not comply with Nasdaq Listing Rules 5635(c) and (d). As the Company previously reported in a Form 8-K filed on May 2, 2016, the Company received a letter from the Nasdaq Staff on April 26, 2016, about those stock issuances to Cognate. The Company is engaged in an ongoing dialog with the Nasdaq Staff and Cognate regarding the structure and terms of the proposed remediation plan. Upon completion of this dialog and adoption of a resolution, the Company will make a further announcement.

About Northwest Biotherapeutics

Northwest Biotherapeutics is a biotechnology company focused on developing personalized immunotherapy products designed to treat cancers more effectively than current treatments, without toxicities of the kind associated with chemotherapies, and on a cost-effective basis, in both the United States and Europe.  The Company has a broad platform technology for DCVax dendritic cell-based vaccines.  The Company’s lead program is a 348-patient Phase III trial in newly diagnosed Glioblastoma multiforme (GBM), which is on a partial clinical hold in regard to new screening of patients. GBM is the most aggressive and lethal form of brain cancer, and is an “orphan disease.”  The Company is under way with a 60-patient Phase I/II trial with DCVax-Direct for all types of inoperable solid tumors cancers.  It has completed enrollment in the Phase I portion of the trial. The Company previously conducted a Phase I/II trial with DCVax-L for metastatic ovarian cancer together with the University of Pennsylvania.  The Company previously received clearance from the FDA for a 612-patient Phase III trial in prostate cancer.  In Germany, the Company has received approval of a 5-year Hospital Exemption for the treatment of all gliomas (primary brain cancers) outside the clinical trial.

Disclaimer

Statements made in this news release that are not historical facts, including statements concerning future treatment of patients using DCVax and future clinical trials, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “expect,” “believe,” “intend,” “design,” “plan,” “continue,” “may,” “will,” “anticipate,” and similar expressions are intended to identify forward-looking statements.  Actual results may differ materially from those projected in any forward-looking statement.  Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated, such as risks and uncertainties related to the actions and decisions of Nasdaq, the Company’s ongoing ability to raise additional capital, risks related to the Company’s ability to enroll patients in its clinical trials and complete the trials on a timely basis, uncertainties about the clinical trials process including the actions and decisions of the FDA and other regulators, uncertainties about the timely performance of third parties, risks related to whether the Company’s products will demonstrate safety and efficacy, risks related to the Company’s and Cognate’s abilities to carry out the intended manufacturing and expansions contemplated in the Cognate Agreements, risks related to the Company’s ability to carry out the Hospital Exemption program and risks related to possible reimbursement and pricing.  Additional information on these and other factors, including Risk Factors, which could affect the Company’s results, is included in its Securities and Exchange Commission (“SEC”) filings.  Finally, there may be other factors not mentioned above or included in the Company’s SEC filings that may cause actual results to differ materially from those projected in any forward-looking statement.  You should not place undue reliance on any forward-looking statements.  The Company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by securities laws.

CONTACT

Les Goldman

202-841-7909

lgoldman@nwbio.com